EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this registration statement of our report dated July 17, 2014, relating to the consolidated financial statements of 3D Total Solutions, Inc. as of December 31, 2013 and for the period from March 8, 2013 through December 31, 2013 and to the reference to our Firm under the caption “Experts” in the prospectus.

Li and Company, PC

July 17, 2014